Exhibit 10.2

AMENDMENT TO AMENDED EMPLOYEE SERVICES AGREEMENT DATED JANUARY 18, 2018

Reference is hereby made to the Amended Employee Services Agreement dated January 18, 2018 (the “Agreement”) between ViaOne Services, LLC, a Texas limited liability company (“ViaOne”) Good Gaming, Inc., a Delaware corporation (the “Company”). Terms used herein and not otherwise defined herein shall have the meaning set forth in the Agreement.

The Company and ViaOne agree to amend the Agreement, which is attached hereto as Exhibit A, as follows:

Section 5 of the Agreement shall be replaced in its entirety by the following:

5. Services Fee. In exchange for the Employee Services provided by ViaOne, Client shall pay ViaOne a monthly Management Fee as outlined on the Service Schedule attached hereto as Exhibit A or as otherwise mutually agreed upon by Client and ViaOne from time to time. The Management Fee shall be invoiced by ViaOne to Client on a monthly basis for Employee Services rendered in the prior month and shall be payable by Client to ViaOne on or before the fifteenth (15th) day of each month. ViaOne shall have the right to convert its Monthly Management Fee into Client’s Series E Preferred Stock on the terms set forth in this Section 5. Each share of Series E Preferred Stock shall be convertible into 1,000 shares of the Company’s Common Stock at any time.

The number of validly issued, fully paid and non-assessable shares of Series E Preferred Stock issuable upon conversion (the “Conversion Shares”) shall be determined according to the following formula:

The “Conversion Rate” =	(Conversion Amount x Conversion Premium)	÷ 1000
Conversion Price

“Conversion Amount” means, with respect to the Note, the dollar amount of the Note that is being converted into shares of the Company’s Series E.

“Conversion Premium” means One Hundred Twenty-Five Percent (125%).

“Conversion Price” means, with respect to the Note, the lower of (i) the Fixed Conversion Price; or (ii) the lower of the VWAP of the Common Stock on the Trading Day prior to the Conversion Date or the VWAP of the Common Stock on the Conversion Date, subject to changes as set forth herein.

“Fixed Conversion Price” means, with respect to the Note $0.05 per share.

No fractional shares of Common Stock are to be issued upon the conversion of any part of the Management Fee. If the issuance would result in the issuance of a fraction of a share of Series E Preferred Stock, the Company shall round such fraction of a share of Series E Preferred Stock up to the nearest whole share.

[SINGATURE PAGE TO FOLLOW]

Dated: December 31, 2021.

GOOD GAMING, INC.

/s/ Domenic Fontana
	By:	Domenic Fontana
	Title:	Chief Financial Officer

VIAONE SERVICES, INC.

/s/ David Dorwart
	By:	David Dorwart
	Title:	Chief Executive Officer

Exhibit A

AMENDED EMPLOYEE SERVICES AGREEMENT

This Amended Employee Services Agreement (this “Agreement”), effective as of September 1, 2017, is entered into by and between ViaOne Services, LLC, a Texas limited liability company (“ViaOne”), and Good Gaming, Inc. (“Client”).

RECITALS:

Whereas, Client is an independent online amatuer and professional eSports tournaments operator that provides a safe, friendly, and competitive environment for all gamers and promotes professional gaming with a healthy vision towards innovation and technology (“Client Business”); and

Whereas, ViaOne is in the business of providing certain outsourced accounting, finance, human resources, marketing, management, administrative, inventory management and other related services (the “Employee Services”) to third parties; and

Whereas, the parties entered into an Employee Services Agreement effective March 1, 2017, pursuant to which ViaOne has been providing Employee Services to Client on a monthly basis; and

Whereas, the parties wish to amend certain terms of the Employee Services Agreement as set forth below;

Now, therefore, in consideration of the mutual covenants and agreements herein contained, and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, and on the terms and subject to the conditions herein set forth, the parties agree as follows:

1. Engagement by Client. Client hereby engages ViaOne, and ViaOne hereby accepts such engagement, to serve as Client’s provider of Employee Services, as defined below. ViaOne shall have all necessary authority to perform, and hereby agrees to perform, the Employee Services.

2. Independent Contractors. ViaOne intends to act and perform as independent contractor under this Agreement, and the provisions hereof are not intended to create any partnership, joint venture, agency or employment relationship between the parties. ViaOne shall not exercise control or direction over the Client Business nor shall it interfere with the business and other relationships Client maintains with its vendors, customers, employees and others.

3. Employee Services. ViaOne shall provide or arrange for the provision to the Client of those certain Employee Services selected by the Client as set forth on the Service Details attached hereto as Exhibit A. ViaOne is authorized to perform the Employee Services hereunder as is necessary or appropriate for the efficient provision of such Employee Services to Client and to third parties to whom ViaOne is providing similar services from time to time. Except as necessary to comply with applicable laws, regulations or professional standards, Client will not act in a manner which would prevent ViaOne from performing its duties hereunder and will provide such information and assistance to ViaOne as reasonably required by ViaOne to perform its Employee Services hereunder. ViaOne shall cause its employees to comply with all applicable federal, state and local laws, rules and regulations respecting the Employee Services.

4. Employees.

a. ViaOne shall employ or retain all individuals who are to be employed or engaged in the provision of the Employee Services (the “Employee Services’ Employees”). The daily work, performance and activities of the Employee Services’ Employees shall be supervised by ViaOne. The Employee Services’ Employees shall be qualified to perform such duties and responsibilities as required by ViaOne and by applicable professional standards and federal, state, and local law, rules and regulations. ViaOne shall pay all wages, compensation, employee benefits, payroll taxes, worker’s compensation insurance premiums, unemployment insurance premiums and other costs of employment incurred in connection with the Employee Services’ Employees (the “Services Employees’ Expenses”).

b. ViaOne also shall employ or retain all individuals who are to be engaged in daily business and operations of the Client Business (the “Client Business Employees”) and shall hereby provide such Client Business Employees exclusively to the Client to perform such daily business activities and other services in connection with the Client Business as required by the Client. The daily work, performance and activities of the Client Business Employees shall be supervised by the Client. The Client Business Employees shall be qualified to perform such duties and responsibilities as required by the Client any by applicable professional standards and federal, state, and local law, rule and regulation. Notwithstanding that the Client Business Employees shall be exclusively assigned to and supervised by the Client, ViaOne shall pay all wages, compensation, employee benefits, payroll taxes, worker’s compensation insurance premiums, unemployment insurance premiums and other costs of employment incurred in connection with the Client Business Employees (the “Client Business Employees Expenses”).

5. Services Fee. In exchange for the Employee Services provided by ViaOne, Client shall pay ViaOne a monthly Management Fee as outlined on the Service Schedule attached hereto as Exhibit A or as otherwise mutually agreed upon by Client and ViaOne from time to time. The Management Fee shall be invoiced by ViaOne to Client on a monthly basis for Employee Services rendered in the prior month and shall be payable by Client to ViaOne on or before the fifteenth (15th) day of each month. ViaOne shall have the right to convert its Monthly Management Fee into Client’s Common Stock on the terms set forth in Exhibit A.

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6. Confidential Information. ViaOne and Client acknowledge and agree that any and all Confidential Information, as hereinafter defined, of either party communicated to, learned of, developed or otherwise acquired by the other party during the term of this Agreement is and shall remain the property of the disclosing party. ViaOne and Client further acknowledge and agree that their use or disclosure of the other party’s Confidential Information other than as provided in this Agreement will result in irreparable injury and damage to such other party. Therefore, ViaOne and the Client agree, during the term of this Agreement and at all times thereafter, to hold in strictest confidence and not to use for itself or for any other individual or entity, and not to disclose to any person, firm or corporation, the Confidential Information of the other party without the prior written consent of such other party. Upon termination of this Agreement for any reason, each party (a) shall cease all use of any of the other party’s Confidential Information, (b) shall execute such documents as may be reasonably necessary to evidence their abandonment of any claim thereto, and (c) shall will promptly deliver or cause to be delivered to the other party all documents, data and other information in their possession that contains any of such other party’s Confidential Information. As used herein, “Confidential Information” means all trade secrets and other confidential and/or proprietary information of either party, including information derived from reports, investigations, research, work in progress, codes, marketing and sales programs, billing and collection information, financial projections, cost summaries, pricing formula, contract analyses, financial information, and all other confidential concepts, methods of doing business, ideas, materials or information. The provisions of this Section 6 shall survive the termination or expiration of this Agreement.

7. Remedies. The parties acknowledge and agree that a remedy at law for any breach or attempted breach of the provisions of Sections 6 above shall be inadequate, and therefore, each party shall be entitled to injunctive or other equitable relief in the event of any such breach or attempted breach by the other party in addition to any other rights or remedies available at law or in equity. Each party waives any requirement for the securing or posting any bond in connection with obtaining any such injunctive or other equitable relief. The provisions of this Section 7 shall survive the termination or expiration of this Agreement for any reason.

8. Term of Agreement. This Agreement shall commence on September 1, 2017 and shall continue for a period of one (1) year. Thereafter, the term of this Agreement shall automatically renew for successive terms of one (1) year each unless either party provides the other party with at least ninety (90) days advance written notice of its intent to not renew the term of this Agreement. This Agreement may be modified periodically as agreed upon by the Client.

9. Termination. Either party may terminate this Agreement with or without cause upon ninety (90) days advance written notice to the other party. In addition, one party may terminate this Agreement immediately upon written notice to the other party (after the giving of any required notices and the expiration of any applicable waiting periods set forth below) upon the occurrence of any the following events:

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a. The non-terminating party shall admit in writing its inability to generally pay its debts when due, apply for or consent to the appointment of a receiver, trustee or liquidator of all or substantially all of its assets, file a petition in bankruptcy or make an assignment for the benefit of creditors, or upon other action taken or suffered by the non- terminating party, voluntarily or involuntarily, under any federal or state law for the benefit of creditors, except for the filing of a petition in involuntary bankruptcy against the non- terminating party which is dismissed within ninety (90) days thereafter; or

b. The non-terminating party shall default in the performance of any material duty or material obligation imposed upon it by this Agreement and such default shall continue for a period of thirty (30) days after written notice thereof has been given to the non-terminating party by the terminating party.

10. Assignment. Neither party shall have the right to assign this Agreement or any of its rights or obligations hereunder without the prior written consent of the other party.

11. Amendments. This Agreement shall not be modified or amended except by a written document executed by all parties to this Agreement.

12. Waiver. Any waiver of any terms and conditions hereof must be in writing, and signed by the parties hereto. The waiver of any of the terms and conditions of this Agreement shall not be construed as a waiver of any other terms and conditions hereof.

13. Entire Agreement. This Agreement constitutes the entire agreement of the parties regarding the subject matter hereof, and supersedes all prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof.

14. Severability. If any provision of this Agreement is held to be illegal, invalid or unenforceable under present or future laws effective during the term hereof, such provision shall be fully severable and this Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision never comprised a part hereof; and the remaining provisions hereof shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance therefrom.

15. Governing Law. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HERETO SHALL BE GOVERNED BY AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE SUBSTANTIVE LAWS (BUT NOT THE RULE GOVERNING CONFLICTS OF LAWS) OF THE STATE OF TEXAS.

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16. No Waiver; Remedies Cumulative. No party hereto shall by any act, delay, indulgence, omission or otherwise be deemed to have waived any right or remedy hereunder or to have acquiesced in any default in or breach of any of the terms and conditions hereof. Neither failure to exercise, nor any delay in exercising, on the part of any party hereto, any right, power or privilege hereunder shall operate as a waiver thereof. No single or partial exercise of any right, power or privilege hereunder shall preclude any other or further exercise thereof or the exercise of any other right, power or privilege. No remedy set forth in this Agreement or otherwise conferred upon or reserved to any party shall be considered exclusive of any other remedy available to any party, but the same shall be distinct, separate and cumulative and may be exercised from time to time as often as occasion may arise or as may be deemed expedient.

17. Notice. Whenever this Agreement requires or permits any notice, request, or demand from one party to another, the notice, request, or demand must be in writing to be effective and shall be deemed to be delivered and received (i) if personally delivered or if delivered by telex, telegram, facsimile or courier service, when actually received by the party to whom notice is sent or (ii) if delivered by mail (whether actually received or not), at the close of business on the third business day next following the day when placed in the mail, postage prepaid, certified or registered, addressed to the appropriate party or parties, at the address of such party set forth next to their signatures below (or at such other address as such party may designate by written notice to all other parties in accordance herewith).

18. Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

ViaOne:
Notice Addresses:	ViaOne Services, LLC

415 McFarlan Road, Suite 108	By:	/s/ Domenic Fontana
Kennett Square, PA 19348	Name:	Domenic Fontana
	Title:	SVP, Finance
	Date:	1/18/2018

Client:
Good Gaming, Inc

415 McFarlan Road, Suite 108	By:	/s/ David b. Dorwart
Kennett Square, PA 19348	Name:	David B. Dorwart
	Title:	CEO
	Date:	1/18/2018

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Exhibit A - Service Schedule

Employee Services Agreement Costs:

Services to include:

1.	HR/Payroll Services

2.	Marketing & Advertising

3.	Accounting/Finance

The Monthly Management Fee due and payable to ViaOne is $25,000 per month which upon ViaOne’s written notice (“Conversion Notice”), may be payable, in part or in full, by shares of Client’s Common Stock at the Conversion Rate as defined below.

The Conversion Rate=	Conversion Amount x Conversion Premium

Conversion Price

“Conversion Amount” means, with respect to the Management Fee, the dollar amount of the aggregate Management Fee that is being converted into shares of the Client’s Common Stock.

“Conversion Premium” means One Hundred Twenty Five Percent (125%).

“Conversion Price” means, with respect to Management Fee, the lower of (i) the Fixed Conversion Price; or (ii) the VWAP of the Common Stock on the 14th day of each month if the 14th of that month is a Trading Day. In the event the 14th day of a month falls on a Saturday, Sunday, or a trading holiday, the VWAP of the Common Stock will be valued on the last trading day before the 14th day of the month.

“Fixed Conversion Price” means, with respect to the Note $0.05 per share.

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Exhibit A - Service Details

Accounting/Finance Detail Description:

Financial Services

●	Create a QuickBooks company file to house this information which is the property of the company
●	Reconcile Bank Account(s) Activity monthly
●	Accounts Payable processing
●	Payroll services will be paid appropriately at $500/month plus the cost of a payroll provider like ADP and their respective reporting services and costs. Our fee is strictly for the processing of payroll.
●	Payroll processing will not include annual 1099 reporting which will be an extra charge.
●	Budgeting will be prepared annually and presented to management.
●	A budgeting best view will be updated quarterly and provided/presented to management.
●	This agreement does not include any tax reporting and/or preparation services.
●	Assistance with Financial Statement audits will be provided on an ongoing basis as Via One will be the provider of data. Any non-Financial Statement audit work will be billed separately.
●	This agreement does not include any preparation of Public financial statements such as the 10k or 10Q statements.

Financial Reporting

●	Balance Sheet with all balance sheet accounts reconciled quarterly.
●	Income Statement prepared monthly and in accordance with GAAP.
●	Statement of Cash Flows (Printed by QuickBooks) monthly or as needed.
●	Cashflow Forecasting updated weekly and always a minimum of 90 days forecasted out (90 days of current month end) - This will be prepared via a shared document.

Monthly Financial Statements

●	Balance Sheet as of Month End
●	MTD, QTD & YTD Income Statement
●	MTD, QTD & YTD Statement of Cash Flows

Year End Financial Services

●	YTD Balance Sheet
●	YTD Income Statement
●	YTD Statement of Owner’s Equity
●	YTD Statement of Cash Flows

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Marketing & Advertising Detail Description:

Customer Acquisition

●	Online Acquisition Strategy Development
●	Prospecting & List Services Research
●	Automated Email & SMS Strategy
●	Product Development Strategy
●	Consumer Research & Study Groups
●	SEM/PPC/Display/Video/Social Paid Marketing Strategy
●	SEM/PPC/Display/Video/Social Paid Marketing Execution
●	SEM/PPC/Display/Video/Social Paid Marketing Analytics & Optimization
●	SEM/PPC/Display/Video/Social Paid Marketing Budget Development & Maintenance
●	SEM/PPC/Display/Video/Social Paid Marketing KPI Development

Customer Retention

●	Overall Retention Strategy & Execution
●	Automated Email & SMS Messaging Strategy
●	Billing & Payment Strategies
●	Retention Promotion Strategies
●	Customer Exit Interviews & Surveys

General Marketing Services

●	Ad Image/Voice Consistency & Standardization
●	Consumer Targeting & Demographics
●	Ad Related Graphic Design
●	Ad Related Copywriting
●	Ad & Web Analytics
●	Partner & Affiliate Marketing Strategies
●	Weekly Team Meeting
●	Weekly 1:1
●	Monthly board meeting preparations/updates

Estimated Hours:

●	Management: 8 Hours/Month
●	Execution: 12 Hours/Month

Does NOT Include:

○	Royalty Free or Royalty Artwork/Graphics (Shutterstock, iStock, etc.)
○	Production Costs
○	Collateral Costs
○	Advertising Costs
○	PPC / SEM Costs
○	Postage
○	Third Party Supportive Software (surveys, analytics, etc.)
○	Any other fees above and beyond hours described to perform the tasks above
○	Projects outside the scope described above will be quoted separately

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